CLIFFORD I. KIRSCH
                                    Chief Legal Officer


                                    PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
 [LOGO] 213 Washington Street, Newark, NJ 07102-2992 201 802-7333 Fax: 201 802-8357


                                                                  April 27, 1998


Pruco Life Insurance Company
of New Jersey
213 Washington Street
Newark, New Jersey 07102-2992

Gentlemen:

In my capacity as Chief Legal Officer of Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"), I have reviewed the establishment of Pruco Life of New Jersey Single Premium Variable Life Account ("the Account") on April 15, 1985 by the Executive Committee of the Board of Directors of Pruco Life of New Jersey as a separate account for assets applicable to certain single premium variable life insurance contracts, pursuant to the provisions of Section 17B:28-7 of the Revised Statutes of New Jersey. I was responsible for oversight of the preparation and review of the Registration Statement on Form S-6, as amended, filed by Pruco Life of New Jersey with the Securities and Exchange Commission (Registration Number 2-99537) under the Securities Act of 1933 for the registration of certain single premium variable life insurance contracts issued with respect to the Account.

I am of the following opinion:

     (1) Pruco Life of New Jersey was duly organized under the laws of New Jersey and is a validly existing corporation.

     (2) The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of New Jersey law.

     (3) The portion of the assets held in the Account equal to the reserve and other liabilities for variable benefits under the single premium variable life insurance contracts is not chargeable with liabilities arising out of any other business Pruco Life of New Jersey may conduct.

     (4) The single premium variable life insurance contracts are legal and binding obligations of Pruco Life of New Jersey in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


Clifford E. Kirsch, Esq.




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